Exhibit 10.61

Performance Bonus Agreement

This Performance Bonus Agreement is made this 25th day of February, 2005 by and between Cornerstone Realty Income Trust, Inc. (“Cornerstone”) and S. J. Olander, Jr. (the “Executive”).

RECITALS

A.	The Executive serves as the President and Chief Financial Officer of Cornerstone and has provided valuable services to Cornerstone throughout 2004.

B.	In recognition of the valuable services provided to Cornerstone by the Executive during the year 2004, and in specific recognition of the fact that the Executive was elevated to the office of President of Cornerstone during the year 2004 and that he simultaneously served as both the President and Chief Financial Officer of Cornerstone without any increase in his compensation by virtue of elevation to the office of President and his service in those two offices simultaneously, Cornerstone’s Chief Executive Officer has recommended to the Compensation Committee of Cornerstone that the Executive receive a year-end performance bonus of $310,000.

C.	The Compensation Committee of Cornerstone has recommended to the Board of Directors of Cornerstone and the Board has agreed that Cornerstone shall pay to the Executive a year-end performance bonus of $310,000, subject, however, to the terms and conditions set forth in this Agreement.

Now therefore, the undersigned do hereby agree as follows:

1.	Year-End Performance Bonus. Upon full execution of this Agreement by the parties, and subject to the conditions of this Agreement, the Executive shall be entitled to receive from Cornerstone a year-end performance bonus of $310,000 (the “Year-End Performance Bonus”), to be paid immediately. It is expressly understood and agreed that this bonus is in recognition of the services and performance of the Executive rendered to Cornerstone during the year 2004 and is in recognition of the efforts of the Executive during such year and the benefits accruing to Cornerstone and its economic performance during that year. Without limiting the generality of the foregoing, it is specifically acknowledged and agreed that during the year 2004, the Executive became President of Cornerstone, so that he simultaneously served as both Cornerstone’s President and Chief Financial Officer without any increase in his compensation by virtue of elevation to the office of President and his service in those two offices simultaneously, and that the bonus is paid partially in recognition of these specific factors.

2.	Payment Required under Change in Control Agreement. Notwithstanding anything to the contrary contained in that certain Change in Control Agreement dated August 1, 2000 between Cornerstone and the Executive, as amended (the “Change in Control Agreement”), or any other agreement, written or oral, express or implied, the Year-End Performance Bonus shall not be, in any way, included in the calculation or determination of either the “Annual Bonus” under Section 2.2 of the Change in Control Agreement or the payment required by Section 4.1(a) of the Change in Control Agreement.

3.	Responsibility for Certain Taxes. Notwithstanding anything to the contrary contained in that certain Change in Control Agreement, or any other agreement, written or oral, express or implied, in the event the Year-End Performance Bonus becomes subject to any excise tax under Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes, collectively “Excise Taxes”), Cornerstone shall not pay to the Executive a Gross-up Payment (as that term is defined in Section 5.1 of the Change in Control Agreement) for the Excise Taxes on or attributable to the Year-End Performance Bonus. In the alternative Cornerstone shall reduce the Gross-up Payment otherwise payable under the Change in Control Agreement by an amount attributable solely to the Year-End Performance Bonus. This Agreement in no way affects Cornerstone’s obligation to pay to the Executive a Gross-up Payment on any other benefit received or deemed received by the Executive from Cornerstone or otherwise that is subject to Excise Tax, including but not limited to the amounts payable pursuant to Section 4.1 of the Change in Control Agreement, provided however, that such amounts shall not include factoring in the Year-End Performance Bonus for purposes of the benefits payable under Section 4.1(a) thereof.

4.	Miscellaneous Provisions. The Executive’s rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive’s estate will receive any amounts payable under this Agreement after the death of the Executive. This Agreement shall be enforceable against the Executive and any legal representative or successor to the Executive. To the extent not governed by federal law, this Agreement shall be construed in accordance with and in all respects governed by the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and the writing is executed by the Executive and Cornerstone.

IN WITNESS WHEREOF, Cornerstone and the Executive have executed this Agreement as of the date first above written.

CORNERSTONE REALTY INCOME TRUST, INC.

By:	/s/ Glade M. Knight
Glade M. Knight
Chief Executive Officer

/s/ Stanley J. Olander, Jr.
S. J. Olander, Jr.